Exhibit 99.a(19)

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MANNING & NAPIER FUND, INC.

MANNING & NAPIER FUND, INC. (the “Corporation”), a corporation organized under the laws of the State of Maryland, having its principal place of business at 290 Woodcliff Drive, Fairport, New York 14450, does hereby certify to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

SECOND: Pursuant to the authority contained in Section 2-605(a)4 of the Maryland General Corporation Law the Board of Directors by a resolution adopted via Unanimous Consent on February 5, 2007 voted to designate authorized, unissued and unclassified shares (“Shares”) of capital stock of the Corporation to the World Opportunities Series Class A, Pro-Blend Moderate Term Series Class A and the Pro-Blend Extended Term Series Class A.

THIRD: Fifty million (50,000,000) Shares of the remaining one billion one hundred and sixty million (1,160,000,000) Shares are hereby designated and classified to the World Opportunities Series Class A, for a total classified of eighty-seven million five hundred thousand (87,500,000) Shares to the World Opportunities Series Class A.

FOURTH: Twenty-five million (25,000,000) Shares of the remaining one billion one hundred and ten million (1,110,000,000) Shares are hereby designated and classified to the Pro-Blend Moderate Term Series Class A for a total of sixty-two million five hundred thousand (62,500,000) Shares total classified to the Pro-Blend Moderate Term Series Class A.

FIFTH: Twenty-five million (25,000,000) Shares of the remaining one billion eighty-five million (1,085,000,000) Shares are hereby designated and classified to the Pro-Blend Extended Term Series Class A for a total of sixty-two million five hundred thousand (62,500,000) Shares total classified to the Pro-Blend Extended Term Series Class A.

SIXTH: The officers of the Corporation be, and each of them hereby is, authorized and empowered to execute, seal and deliver any and all documents, instruments, papers and writings, including but not limited to Articles Amendment to be filed with the State Department of Assessments and Taxation of Maryland, and to do any and all other acts, in the name of the Corporation and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing of the resolutions approving the designation of additional shares to World Opportunities Series Class A, Pro-Blend Moderate Term Series Class A and the Pro-Blend Extended Term Series Class A.

SEVENTH: The aforesaid action by the Board of Directors of the Corporation was taken pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, MANNING & NAPIER FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary as of the 6th day of February, 2007.

MANNING & NAPIER FUND, INC.

By:	/s/ B. Reuben Auspitz
B. Reuben Auspitz
President

[Seal]

Attest:

/s/ Jodi L. Hedberg
Jodi L. Hedberg
Secretary

THE UNDERSIGNED, President of Manning & Napier Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ B. Reuben Auspitz
B. Reuben Auspitz
President